                                                           Exhibit 1A(10)(a)(ii)

                              SUPPLEMENTARY BENEFIT


                         SUPPLEMENTARY INSURANCE OPTION

                               TERM LIFE INSURANCE
                             PAYABLE ON SECOND DEATH


This benefit is part of your policy. Except where the benefit provides otherwise, it is subject to all the provisions of your policy.

EFFECTIVE DATE. The effective date for this benefit is shown in the Policy Information section.

LIFE INSURED is the last-to-die of the Lives Insured.

LIVES INSURED are the persons whose lives are insured under your policy, as shown in the Policy Information section.

BENEFIT. This benefit provides an additional insurance amount which is level term life insurance. On receiving due proof that the Life Insured died while the benefit was in force, we will pay the benefit amount to the same beneficiary and in the same manner as the proceeds payable under your policy.

BENEFIT AMOUNT. The Benefit Amount is shown in the Policy Information section.

CHANGING THE BENEFIT AMOUNT. The Benefit Amount can be increased or decreased only when a corresponding change occurs under your policy resulting from your Written Request to change the policy Face Amount. The change in the Benefit Amount will be subject to the following:

(a) the amount of the change will be in the same percentage as the change in the Face Amount under your policy;

(b) the change will be subject to the same policy conditions that apply to changing the Face Amount of your policy;

(c) the change will take effect on the same effective date as the Face Amount change under your policy; and

(d) a decrease in the Face Amount of your policy could cause this benefit to terminate as described in the Termination section below.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit provision under your policy is deleted and replaced by the following:


To ensure that the policy continues to qualify as life insurance under the Internal Revenue Code, the sum of the Death Benefit as under your policy and the Benefit Amount payable under the Supplementary Insurance Option will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Policy Value multiplied by the Minimum Death Benefit Percentage for the Attained Age of the youngest of the Lives Insured, or the Attained Age such person would have reached if living. The Minimum Death Benefit Percentages are shown in the Table of Minimum Death Benefit Percentages shown below.


        TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

      ATTAINED AGE            APPLICABLE PERCENTAGE
      ------------            ---------------------
      40 and under                     250%
           45                          215%
           50                          185%
           55                          150%
           60                          130%
           65                          120%
           70                          115%
           75                          105%
           90                          105%
      95 and above                     100%

To determine the Applicable Percentage, we will use the Attained Age of the youngest of the Lives Insured, or the Attained Age such person would have reached if living.

For ages not shown, the Applicable Percentage can be found by reducing the above Applicable Percentages proportionately.

                                                                     (continued)

                         SUPPLEMENTARY INSURANCE OPTION


                               TERM LIFE INSURANCE
                             PAYABLE ON SECOND DEATH

BENEFIT COST. The monthly cost of the benefit is one of the Monthly Deductions under your policy. The monthly cost is equal to (a) multiplied by (b), where:

(a)      is the monthly cost of insurance rate per $1,000 of benefit amount; and

(b)      is the benefit amount divided by $1,000.

Solely for purposes of determining the monthly cost for this benefit, if, at the beginning of any policy month, the Policy Value exceeds the Face Amount of your policy, we will consider the Benefit Amount to be reduced by such excess.

The rates for the Cost of Insurance are based on the Lives Insured's Age, sex, Risk Classification, and the duration that the coverage has been in force. The rates for the Cost of Insurance under this benefit will always be less than or equal to the rates for the Cost of Insurance under the policy. We will determine Cost of Insurance rates from time to time, on a basis that does not discriminate unfairly within any class of lives insured.

The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section. The Cost of Insurance rates will never exceed those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates on page 4 of your policy, plus any Additional Rating.

VALIDITY. We cannot contest the validity of this benefit after it has been in force during the lifetime of the Lives Insured for two years from the effective date of this benefit.

For an increase in the Benefit Amount, the validity period will start on the effective date of the increase.

SUICIDE. If any of the Lives Insured die by suicide, while sane or insane, within two years after the effective date of this benefit, this benefit will terminate and we will pay only the amount of premiums paid for the benefit.

If any of the Lives Insured die by suicide, while sane or insane, within two years after the effective date of an increase in Benefit Amount, we will credit the amount of any Monthly Deductions taken for the increase and reduce the Benefit Amount to what it was prior to the increase. If the last death is by suicide, for that increase in Benefit Amount, we will pay only the Monthly Deductions taken for the increase.

NO-LAPSE GUARANTEE. The No-Lapse Guarantee in your policy applies to this benefit only during the first two Policy Years.

DEFAULT. This benefit will not go into default during the first two Policy Years if the No-Lapse Guarantee requirements are met under your policy. Otherwise, this benefit will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value under your policy would go to zero or below after we take the Monthly Deduction that is due for that month. After the second Policy Year, this benefit could go into default even if your policy does not go into default.

GRACE PERIOD. We will allow 61 days from the date that this benefit goes into default, for you to pay the amount that is required to bring this benefit out of default or it will terminate. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring this benefit out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee of record.

The amount required to bring this benefit out of default is equal to (a) plus
(b) plus (c) where:

(a) is the amount necessary to bring the Net Cash Surrender Value under your policy to zero, if it is less than zero, at the date of default of this benefit; and

                                                                     (continued)

                         SUPPLEMENTARY INSURANCE OPTION


                               TERM LIFE INSURANCE
                             PAYABLE ON SECOND DEATH

(b) is the monthly cost of this benefit due on the date of default of this benefit, plus the cost for the next two Policy Months; and

(c)      is the applicable Premium Load.

TERMINATION.  This benefit terminates on the earliest of:

(a)      termination of your policy;

(b) the end of the grace period for which you have not paid the amount necessary to bring this benefit out of default;

(c) the date there is a decrease in the Face Amount of your policy which would cause the amount of this benefit to fall below the Minimum Benefit shown in the Policy Information section;

(d) the Policy Anniversary nearest the date the younger of the Lives Insured reaches Attained Age 100, or would have reached Attained Age 100 if living, or

(e) the Policy Anniversary following the date we receive your Written Request for termination of this benefit.

This benefit cannot be reinstated after it terminates.

                             THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA



                             /s/ D A Guloien
                             ---------------------------------------------------
                                                  President

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678


                             SUPPLEMENTARY BENEFITS

                              BENEFIT     SUPPLEMENTARY INSURANCE OPTION
                                            PAYABLE ON SECOND DEATH

                         LIFE INSURED     NO.1 - JOHN M. DOE
                                          NO.2 - MARY C. DOE

                               AGE AT
                       EFFECTIVE DATE     NO.1 - 35
                                          NO.2 - 35

                       EFFECTIVE DATE     JANUARY 1, 2000

                          BENEFICIARY     AS DESIGNATED IN THE APPLICATION OR
                                          SUBSEQUENTLY CHANGED

                       BENEFIT AMOUNT     $ 250,000.00

                      MINIMUM BENEFIT     $ 250,000.00 OR 10% OF THE POLICY
                                          FACE AMOUNT, WHICHEVER IS GREATER

                                  SEX     NO.1 - MALE
                                          NO.2 - FEMALE

                                 RISK
                       CLASSIFICATION     NO.1 - NON-SMOKER, STANDARD CLASS
                                          NO.2 - NON-SMOKER, STANDARD CLASS

                           ADDITIONAL
                               RATING     NO.1 - NOT APPLICABLE
                                          NO.2 - NOT APPLICABLE

                                    Page 3.5